Exhibit 99.1

♦  News  ♦

FOR IMMEDIATE RELEASE: April 28, 2004

CONTACT:
Hytek Microsystems, Inc.	Financial Relations Board
John F. Cole	Laurie Berman
President & CEO	(310) 407-6546
(775) 883-0820

HYTEK MICROSYSTEMS REPORTS FISCAL 2004 FIRST QUARTER RESULTS

Carson City, NV – April 28, 2004 - Hytek Microsystems, Inc. (OTC Bulletin Board: HTEK.OB) today announced fiscal 2004 first quarter financial results.

Net revenues for the first quarter ended April 3, 2004 increased approximately 4% to $2,466,000 from $2,363,000 for the first quarter ended March 29, 2003. Net income for the first quarter ended April 3, 2004 was $60,000, or $0.02 per diluted share, compared to a net loss of $167,000, or $0.05 per diluted share, for the first quarter ended March 29, 2003. Contributing to net income during the first quarter ended April 3, 2004 was a reduction in cost of sales for scrap recovery totaling approximately $119,000.

“Our plan for the first quarter of fiscal year 2004 was to breakeven and we essentially did that,” stated John F. Cole, President and CEO. “Although we are not satisfied, we are starting to see incremental improvements in many aspects of our business. We continue to invest modestly in new business initiatives designed to improve our opportunities for success in the long term.”

The auditors’ report on Hytek’s 2003 annual financial statements included a “going concern” qualification and significant doubt about the Company’s ability to continue as a “going concern” may continue to exist throughout fiscal 2004.

Founded in 1974 and headquartered in Carson City, Nevada, Hytek specializes in hybrid microelectronic circuits that are used in military applications, geophysical exploration, medical instrumentation, satellite systems, industrial electronics, opto-electronics and other OEM applications.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially. Investors are warned that forward-looking statements involve risks and uncertainties due to certain factors, including, but not limited to, customer rescheduling or cancellation of orders, manufacturing yield problems, changes in the nature of or demand in the Company’s markets, inability to develop new products or increase market share in new or existing markets, downturns in general economic conditions and shortages of raw materials.

Note: News releases and other information regarding Hytek Microsystems can be accessed on the Internet at http://www.hytek.com, or at http://www.frbinc.com.

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Hytek Reports Fiscal 2004 First Quarter Results

HYTEK MICROSYSTEMS

CONDENSED FINANCIAL SUMMARY

(Unaudited)

(In thousands, except share and per share amounts)

CONDENSED STATEMENT OF OPERATIONS

	Quarter Ended
	4/3/04	3/29/03
Net revenues	$2,466	$2,363
Net income (loss)	$60	$(167)
Basic net income (loss) per share	$0.02	$(0.05)
Diluted net income (loss) per share	$0.02	$(0.05)
Shares used in the calculation of net income (loss) per share
Basic	3,256,008	3,256,008
Diluted	3,276,535	3,256,008

CONDENSED BALANCE SHEET DATA
	4/3/04	1/3/04
Assets
Current assets	$4,692	$4,640
Net property, plant and equipment	$842	$843
Other assets	$15	$0

Total assets	$5,549	$5,483
Liabilities and equity
Current liabilities	$2,158	$2,151
Long-term debt obligations	$0	$0
Shareholders’ equity	$3,391	$3,332

Total liabilities and equity	$5,549	$5,483

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